CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 12, 2000 on the consolidated financial statements as of December 31, 1998 and 1999 and for the three years ended December 31, 1999 and the reference to our firm under the caption "Experts" in the Registration Statement.






/s/ Pannell Kerr Forster PC
PANNELL KERR FORSTER PC
New York, New York
June 30, 2000